Exhibit 99.1
JOINT FILING AGREEMENT

Fischer Investments, L.L.C., Fischer Enterprises, L.L.C.,  and Mark A. Fischer hereby agree that the Schedule 13D to which this agreement is attached is filed on behalf of each of them.

FISCHER INVESTMENTS, L.L.C.

By:	MARK A. FISCHER
Mark A. Fischer, Manager

FISCHER ENTERPRISES, L.L.C.

By:	MARK A. FISCHER
Mark A. Fischer, Manager

MARK A. FISCHER
Mark A. Fischer